EXHIBIT 99

PRESS RELEASE

Date:	February 9, 2007
From:	MutualFirst Financial, Inc.
For Publication:	Immediately
Contact:	Tim McArdle, Senior Vice President and Treasurer of MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces Fourth Quarter 2006 Earnings

MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Federal Savings Bank (the "Bank"), announced today that net income for the fourth quarter ended December 31, 2006 was $703,000, or $.17 for basic and diluted earnings per share. This compared to net income for the comparable period in 2005 of $1.6 million, or $.37 for basic and diluted earnings per share. Annualized return on assets was .29% and return on tangible equity was 3.88% for the fourth quarter of 2006 compared to .66% and 8.57% respectively, for the same period last year.

Net income for the year ended December 31, 2006 was $4.8 million or $1.13 for basic and $1.11 for diluted earnings per share. This compared to net income for the year 2005 of $6.5 million or $1.49 for basic and $1.45 for diluted earnings per share. Annualized return on average assets was .49% and return on average tangible equity was 6.43% for the year 2006 compared to .73% and 7.79% respectively, for the year 2005.

The comparative reduction of income for the fourth quarter and year ending 2006 was primarily due to a lower net interest margin, increased operating expenses, and several one-time events as discussed below.

"2006 presented a challenging operating environment," stated CEO David W. Heeter. "During the year we have taken several steps that will help position us for the future. The economic environment continues to present significant challenges."

On November 17, 2006, the Bank sold $24.6 million of below market, fixed rate mortgage loans at a $1.2 million pretax loss. With the proceeds of the sale, the Bank paid off higher costing borrowings, thereby enhancing the structure of its balance sheet and future earnings. Also, on December 29, 2006, the Bank exchanged existing property, originally purchased for the purpose of building a new branch in Elkhart County, Indiana, for an equally desirable parcel of land in Elkhart County, where the branch will be constructed, at a pretax gain of $819,000.

MutualFirst's assets totaled $960.7 million at December 31, 2006, a decrease from December 31, 2005 of $11.1 million, or 1.1%. Loans, excluding loans held for sale, decreased $16.9 million or 2.1%. Consumer loans increased $8.0 million, or 3.7%, and commercial real estate and business loans decreased $235,000, or .2%, while residential real estate loans held in the portfolio decreased $24.6 million, furthering our strategy to reduce the percentage of residential real estate mortgage loans to total loans in the portfolio. Mortgage loans held for sale decreased $693,000 to $1.3 million and mortgage loans sold during the year 2006 totaled $50.9 million compared to $13.5 million sold during the year 2005.

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Allowance for loan losses increased $55,000 to $8.2 million when comparing year end 2005 to year end 2006. Net charge offs for the year 2006 were $2.0 million or .24% of average loans on an annualized basis compared to $2.2 million, or .29% of average loans for the year 2005. As of year end 2006 the allowance for loan losses as a percentage of loans receivable and non-performing loans was 1.00% and 143.59% compared to .98% and 108.04% for year end 2005, respectively.

Total deposits were $703.4 million at December 31, 2006, an increase of $18.8 million, or 2.7%, from December 31, 2005. Total borrowings decreased $28.9 million to $158.9 million at December 31, 2006 from $187.8 million at December 31, 2005.

Stockholders' equity decreased $1.5 million, or 1.7%, from $88.8 million at December 31, 2005, to $87.3 million at December 31, 2006. The decrease was due primarily to the repurchase of 233,000 shares of common stock for $4.9 million, dividend payments of $2.4 million and a $560,000 reduction due to an SEC accounting rule change. This decrease was partially offset by net income of $4.8 million, Employee Stock Ownership Plan (ESOP) shares earned of $665,000, and RRP shares earned of $151,000. Also, the market value of securities available for sale compared to their book value increased $20,000 from a loss of $375,000 at December 31, 2005 to a loss of $355,000 at December 31, 2006.

Net interest income before the provision for loan losses decreased $1.1 million from $7.2 million for the three months ended December 31, 2005 to $6.1 million for the three months ended December 31, 2006. The primary reason for the decline was a 52 basis point decrease in the net interest margin reflecting the Bank's liability sensitive nature as interest-bearing liabilities continued to reprice upwards faster than interest-earning assets during the year.

Net interest income before the provision for loan losses decreased $1.1 million for the year 2006 compared to the year 2005. Net interest margin compression of 41 basis points was partially offset by an increase in average interest earning assets of $76.6 million, or 9.5%.

The provision for loan losses for the fourth quarter of 2006 was $625,000, compared to $444,000 for last year's comparable period. The increase was due to a refinement in the allowance calculation and the change in mix of loans in the portfolio. Non-performing loans to total loans at December 31, 2006 were .70% compared to .90% at December 31 2005. Non-performing assets to total assets were .86% at December 31, 2006 compared to 1.03% at December 31, 2005. These decreases were a result of one non-performing loan in the amount of approximately $1.9 million being paid in full during 2006.

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Non-interest income decreased $214,000 to $1.6 million for the three months ended December 31, 2006 compared to $1.8 million for the same period in 2005. The decrease was due to a $998,000 decrease in gain on loan sales, mostly due to the loss on the large loan sale, and a $283,000 decrease in equity gains in limited partnerships, partially due to an SEC accounting rule change effective in the fourth quarter. The decreases were mostly offset by other operating income increasing $1.0 million, primarily related to the land exchange described above and prior year state tax refunds.

For the year ended December 31, 2006 non-interest income decreased $89,000 to $6.6 million compared to $6.7 million for the year ended 2005. The decrease was due to a reduction in commission income on annuity and mutual fund sales of $299,000 as short term interest rates have made these products less competitive, in addition to the loan sale loss and limited partnership losses as mentioned above. These decreases were partially offset by a $344,000 increase in service fees on transaction accounts, along with the land exchange gain and state tax refunds mentioned above.

Non-interest expense was flat at $6.4 million for the three months ended December 31, 2006 and 2005. On a linked quarter basis non-interest expense increased $162,000 from $6.2 million in the third quarter of 2006 to $6.4 million in the fourth quarter of 2006, due primarily to acceleration of certain expenses in the fourth quarter. These expenses included payment of compensation due to acquired personnel over the last fifteen months and costs related to relocating an existing branch into one purchased in the Community First branch acquisition.

Non-interest expense increased $1.6 million or 6.9% to $25.0 million for the year 2006 compared to $23.4 million for the year 2005. The increase was due primarily to the compensation and occupancy costs associated with the opening of three new branches: one in May of 2005, another with the purchase of Fidelity Federal in September of 2005 and the other with the Community First branch acquisition in August of 2006. Marketing expenses were up $165,000 primarily due to a new branding campaign designed to more clearly communicate our strategic position. Other expenses increased $436,000, primarily due to increased REO expenses due to more repossessed properties, and other general and administrative expense increases related to the opening of the new branches.

Income tax expense decreased $637,000 for the three months ended December 31, 2006 compared to the same period in 2005 due primarily to less taxable income.

For the year ended December 31, 2006, income tax expense decreased $1.4 million compared to the year 2005. The decrease was due primarily to decreased taxable income. The effective tax rate also decreased from 27.1% to 17.8% due to an increased percentage of low income housing tax credits to taxable income when comparing the year 2006 to the year 2005.

MutualFirst Financial, Inc. and Mutual Federal Savings Bank are headquartered in Muncie, Indiana with twenty-one full service offices in Delaware, Randolph, Kosciusko, Grant and Wabash counties.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to changes in interest rates; the loss of deposits and loan demand to competitors; substantial changes in financial markets; changes in real estate values and the real estate market; or regulatory changes.

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MUTUALFIRST FINANCIAL INC.

	31-Dec	31-Dec
Selected Financial Condition Data (Unaudited):	2006	2005

	(000)	(000)

Total Assets	$960,700	$971,829

Cash and cash equivalents	24,915	22,365

Loans held for sale	1,330	2,022

Loans receivable, net	805,625	822,547

Investment securities available for sale, at fair value	41,363	40,081

Total deposits	703,359	684,554

Total borrowings	158,852	187,792

Total stockholders' equity	87,264	88,794

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	31-Dec	30-Sep	31-Dec	31-Dec	31-Dec
Selected Operations Data (Unaudited):	2006	2006	2005	2006	2005

	(000)	(000)	(000)	(000)	(000)

Total interest income	$14,284	$14,335	$13,648	$56,119	$48,478
Total interest expense	8,184	7,991	6,404	29,890	21,170

Net interest income	6,100	6,344	7,244	26,229	27,308
Provision for loan losses	625	525	444	2,068	1,775

Net interest income after provision
for loan losses	5,475	5,819	6,800	24,161	25,533

Non-interest income

Fees and service charges	1,103	1,147	1,137	4,370	4,026
Equity in gains (losses) of limited partnerships	(166)	(13)	117	(181)	135
Commissions	195	135	221	682	982
Net gain on loan sales and servicing	(963)	121	62	(607)	420
Increase in cash surrender value of life insurance	304	267	190	1,075	955
Other income	1,081	91	41	1,303	214

Total non-interest income	1,554	1,748	1,768	6,642	6,732

Non-interest expense

Salaries and benefits	3,651	3,591	3,571	14,617	13,792
Occupancy and equipment	858	861	879	3,428	3,298
Data processing fees	238	228	216	898	822
Professional fees	266	236	411	993	1,019
Marketing	251	273	265	966	801
Other expenses	1,105	1,019	1,030	4,117	3,680

Total non-interest expense	6,369	6,208	6,372	25,019	23,412

Income before taxes	660	1,359	2,196	5,784	8,853
Income tax provision	(43)	215	594	1,028	2,401

Net income	$703	$1,144	$1,602	$4,756	$6,452

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Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		mos ended			mos ended
		12/31/2006			12/31/2005

	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate

	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$2,208	$20	3.62%	$1,718	$7	1.63%
Mortgage-backed securities:
Available-for-sale	10,372	125	4.82	10,116	121	4.78
Investment securities:
Available-for-sale	30,123	386	5.13	30,067	311	4.14
Loans receivable	833,714	13,645	6.55	834,733	13,075	6.27
Stock in FHLB of Indianapolis	10,092	108	4.28	10,125	134	5.29
Total interest-earning assets (1)	886,509	14,284	6.45	886,759	13,648	6.16

Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	87,860			85,179
Total assets	$974,369			$971,938

Interest-Bearing Liabilities:
Demand and NOW accounts	$119,611	623	2.08	$72,617	94	0.52
Savings deposits	56,999	72	0.51	62,019	78	0.50
Money market accounts	27,886	162	2.32	44,064	191	1.73
Certificate accounts	467,795	5,387	4.61	479,566	4,279	3.57

Total deposits	672,291	6,244	3.72	658,266	4,642	2.82
Borrowings	153,848	1,940	5.04	165,312	1,762	4.26

Total interest-bearing accounts	826,139	8,184	3.96	823,578	6,404	3.11
Non-interest bearing deposit accounts	46,112			44,630
Other liabilities	14,737			15,037
Total liabilities	886,988			883,245
Stockholders' equity	87,381			88,693
Total liabilities and stockholders' equity	$974,369			$971,938

Net earning assets	$ 60,370			$ 63,181

Net interest income		$ 6,100			$ 7,244

Net interest rate spread			2.49%			3.06%

Net yield on average interest-earning assets			2.75%			3.27%

Average interest-earning assets to
average interest-bearing liabilities			107.31%			107.67%

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	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	31-Dec	30-Sep	31-Dec	31-Dec	31-Dec
Selected Financial Ratios and Other Financial Data (Unaudited):	2006	2006	2005	2006	2005

Share and per share data:
Average common shares outstanding
Basic	4,131,938	4,166,531	4,289,030	4,196,059	4,328,965
Diluted	4,205,594	4,240,173	4,382,879	4,274,039	4,439,850
Per share:
Basic earnings	$0.17	$0.27	$0.37	$1.13	$1.49
Diluted earnings	$0.17	$0.27	$0.37	$1.11	$1.45
Dividends	$0.15	$0.15	$0.14	$0.58	$0.53

Dividend payout ratio	88.24%	55.56%	37.84%	52.25%	36.55%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.29%	0.47%	0.66%	0.49%	0.73%
Return on average tangible equity (ratio of net
income to average tangible equity)(1)	3.88%	6.23%	8.57%	6.43%	7.79%
Interest rate spread information:
Average during the period(1)	2.49%	2.56%	3.06%	2.70%	3.13%

Net interest margin(1)(2)	2.75%	2.83%	3.27%	2.96%	3.37%

Efficiency Ratio	83.21%	76.72%	70.71%	76.11%	68.78%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	107.31%	107.67%	107.67%	107.65%	109.30%

Allowance for loan losses:
Balance beginning of period	$8,051	$8,177	$8,196	$8,100	$6,867
Charge offs:
One- to four- family	57	215	118	527	303
Multi-family	0	0	0	0	0
Commercial real estate	48	54	0	102	6
Construction or development	0	0	0	0	0
Consumer loans	476	387	442	1,288	1,277
Commercial business loans	0	62	57	387	954

Sub-total	581	718	617	2,304	2,540

Recoveries:
One- to four- family	3	1	0	81	22
Multi-family	0	0	0	0	0
Commercial real estate	0	0	0	0	120
Construction or development	0	0	0	0	0
Consumer loans	58	65	77	200	194
Commercial business loans	0	1	0	11	15

Sub-total	61	67	77	292	351

Net charge offs	520	651	540	2,012	2,189
Acquired with Fidelity Federal purchase					1,646
Additions charged to operations	625	525	444	2,068	1,776

Balance end of period	$8,156	$8,051	$8,100	$8,156	$8,100

Net loan charge-offs to average loans (1)	0.25%	0.31%	0.26%	0.24%	0.29%

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	December 31,	September 30,	December 31,
	2006	2006	2005

Total shares outstanding	4,366,636	4,391,637	4,552,218
Tangible book value per share	$16.57	$16.60	$16.42
Nonperforming assets (000's)
Loans: Non-accrual	$5,569	$4,955	$5,421
Accruing loans past due 90 days or more	0	7	1,960
Restructured loans	111	112	116

Total nonperforming loans	5,680	5,074	7,497
Real estate owned	1,273	1,449	1,507
Other repossessed assets	1,322	977	978

Total nonperforming assets	$8,275	$7,500	$9,982
Asset Quality Ratios:
Non-performing assets to total assets	0.86%	0.76%	1.03%
Non-performing loans to total loans	0.70%	0.60%	0.90%
Allowance for loan losses to non-performing loans	143.59%	158.67%	108.04%
Allowance for loan losses to loans receivable	1.00%	0.95%	0.98%

(1) Ratios for the three periods have been annualized.

(2) Net interest income divided by average interest earning assets.

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